Exhibit 99.1

Harvest Oil & Gas Announces $5 Million Share Repurchase Program

HOUSTON, December 5, 2019 (GLOBE NEWSWIRE) -- Harvest Oil & Gas Corp. (OTCQX: HRST) (“Harvest” or the “Company”) announced today that its board of directors has approved a share repurchase program under which Harvest is authorized to repurchase up to $5.0 million of its outstanding common stock.

Share repurchases may be made from time to time, at the Company’s discretion, through open market repurchases or negotiated transactions, which may be effected through Rule 10b5-1 trading plans. The Company intends to fund repurchases from cash on hand. This program is intended to continue the Company’s commitment to shareholder returns and the efficient management of the Company’s assets, including cash on hand.

Repurchases by the Company will be subject to general market and economic conditions, alternate uses for the capital and other factors, and the share repurchase program may be suspended, modified or discontinued by the Company’s board of directors at any time. The Company has no obligation to repurchase any amount of its common stock under the program.

About Harvest Oil & Gas Corp.

Harvest is an independent oil and gas company engaged in the efficient operation and development of onshore oil and gas properties in the continental United States. The Company’s assets consist primarily of producing and non-producing properties in the Appalachian Basin (which includes the Utica Shale), Michigan, the Barnett Shale, the Mid-Continent area, and the Permian Basin.  More information about Harvest is available on the internet at https://www.hvstog.com.

Forward Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. These forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond its control. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in such forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Harvest Oil & Gas Corp., Houston, TX
Ryan Stash
713-651-1144
hvstog.com